Exhibit 99.2

Broadcom Inc. Announces Results and Upsize of

Offers to Purchase for Cash Certain of its Outstanding Debt Securities

PALO ALTO, Calif., June 17, 2026 — Broadcom Inc. (NASDAQ: AVGO) (“Broadcom”) today announced the expiration and results of its previously announced cash tender offers (collectively, the “Offers”) to purchase any and all of its outstanding 4.926% Senior Notes due 2037; 4.900% Senior Notes due 2038; 5.050% Senior Notes due 2030; 5.200% Senior Notes due 2032; 5.150% Senior Notes due 2031 and 4.900% Senior Notes due 2032 (collectively, the “Notes”).

Broadcom also announced that it is increasing the aggregate purchase price, excluding the Accrued Coupon Payment, from the previously announced amount of $2.5 billion to $3.0 billion (the “Consideration Cap Amount”). The increased Consideration Cap Amount is sufficient to enable Broadcom to purchase all of the 4.926% Senior Notes due 2037 and 4.900% Senior Notes due 2038, in each case, that were validly tendered prior to or at the Expiration Date, as well as all of the Notes of such Series that were tendered pursuant to the Guaranteed Delivery Procedures.

The Offers were made upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 11, 2026 (the “Offer to Purchase”) and the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). Capitalized terms used but not defined in this press release have the meanings given to them in the Offer to Purchase.

The Offers expired at 5:00 p.m., New York City time, on June 17, 2026 (the “Expiration Date”). As the Withdrawal Deadline has passed, tendered Notes may no longer be validly withdrawn, except as required by applicable law. The Initial Settlement Date will be June 18, 2026. For the Holders using the Guaranteed Delivery Procedures, the Guaranteed Delivery Date will be 5:00 p.m., New York City time, on June 22, 2026. The Guaranteed Delivery Settlement Date will be June 23, 2026.

According to information provided by D.F. King & Co., Inc., the Tender and Information Agent in connection with the Offers, approximately $5.5 billion combined aggregate principal amount of Notes were validly tendered prior to or at the Expiration Date, of which approximately $2.9 billion aggregate principal amount of Notes have been accepted for purchase. In addition, as of the Expiration Date, approximately $35.0 million combined aggregate principal amount of 4.926% Senior Notes due 2037 and 4.900% Senior Notes due 2038 were tendered pursuant to the Guaranteed Delivery Procedures but remain subject to the Holders’ performance of the delivery requirements under such procedures. The table below provides certain information about the Offers as of the Expiration Date.

Series of Notes	CUSIP/ISIN Number (1)	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Total Consideration (2)	Principal Amount Tendered (3)	Principal Amount Accepted (3)	Principal Amount Reflected in Notices of Guaranteed Delivery

4.926% Senior Notes due 2037	144A: 11135FBV2 / US11135FBV22 RegS: U1109MBA3 / USU1109MBA37	$2,500,000,000	1	$982.01	$1,843,836,000	$1,843,836,000	$17,241,000

4.900% Senior Notes due 2038	11135FCX7 / US11135FCX78	$1,750,000,000	2	$970.29	$1,050,537,000	$1,050,537,000	$17,749,000

5.050% Senior Notes due 2030	11135FCF6 / US11135FCF62	$800,000,000	3	$1,021.24	$571,143,000	—	$9,356,000

5.200% Senior Notes due 2032	11135FCG4 / US11135FCG46	$1,100,000,000	4	$1,023.23	$636,171,000	—	$17,620,000

5.150% Senior Notes due 2031	11135FBY6 / US11135FBY60	$1,500,000,000	5	$1,021.77	$761,332,000	—	$54,393,000

4.900% Senior Notes due 2032	11135FCL3 / US11135FCL31	$1,750,000,000	6	$1,003.73	$628,421,000	—	$10,998,000

(1)	No representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers listed above.
(2)	Represents the total consideration for each Series of Notes (the “Total Consideration”) payable per each $1,000 principal amount of such Series of Notes validly tendered for purchase.
(3)	The amounts exclude the principal amounts of tendered Notes that remain subject to the Holder’s performance of the delivery requirements under the Guaranteed Delivery Procedures.

Broadcom’s obligation to complete an Offer with respect to the Notes validly tendered is conditioned on the satisfaction or waiver of conditions described in the Offer to Purchase. For the Notes accepted for purchase, all conditions to the Offer with respect to such Notes were satisfied or waived on or prior to the Expiration Date. On the applicable Settlement Date, Holders whose Notes have been accepted for purchase will also receive an Accrued Coupon Payment. The Notes validly tendered but not accepted for purchase will be returned promptly to the tendering Holders in accordance with the Offer to Purchase.

Broadcom has retained Barclays Capital Inc. and Citigroup Global Markets Inc. to act as dealer managers (the “Dealer Managers”) for the Offers. D.F. King & Co., Inc. is acting as the Tender and Information Agent for the Offers. For additional information, please contact: Barclays Capital Inc. at +1 (800) 438-3242 (toll-free) or +1 (212) 528-7581 (collect); or Citigroup Global Markets Inc. at +1 (800) 558-3745 (toll-free) or +1 (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. by telephone at +1 (212) 257-2468 (for banks and brokers only) and +1 (800) 967-7635 (for all others toll-free), by email at avgo@dfking.com or to the Dealer Managers at their respective telephone numbers. Copies of the Offer to Purchase and the Notice of Guaranteed Delivery are available at: www.dfking.com/avgo. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Offers were made only by and pursuant to the terms of the Offer to Purchase and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this press release is qualified by reference to the Offer to Purchase.

Forward-Looking Statements

This press release contains forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). These forward-looking statements are based on current expectations and beliefs of Broadcom’s management, current information available to Broadcom’s management, and current market trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, undue reliance should not be placed on such statements. All forward-looking statements are qualified in their entirety by reference to the risk factors discussed under the heading “Risk Factors” in Broadcom’s Annual Report on Form 10-K for the year ended November 2, 2025, Quarterly Reports on Form 10-Q for the periods ended February 1, 2026 and May 3, 2026, and any subsequent reports that are filed with the Securities and Exchange Commission and include some important risk factors that may affect future results. Broadcom undertakes no intent or obligation to publicly update or revise the forward-looking statements made in this press release, except as required by law.

About Broadcom

Broadcom Inc. (NASDAQ: AVGO) is a technology leader that designs, develops, and supplies semiconductors and infrastructure software for global organizations’ complex, mission-critical needs. Broadcom combines long-term R&D investment with superb execution to deliver the best technology, at scale. Broadcom is a Delaware corporation headquartered in Palo Alto, CA.

Contact

Ji Yoo

Investor Relations

investor.relations@broadcom.com

650-427-6000